Exhibit 10.7

February 21, 2006

David Williams
P.O. Box 6196
Lakewood, CA 90714

Re: Offer and Terms of Employment

Dear Mr. Williams:

We are pleased to inform you that after careful consideration, FLUID AUDIO NETWORK, INC., has decided to make you this offer of employment. This letter sets forth the terms of the offer which, if you accept, will govern your employment.

Position; Duties. Your position will be Chief Financial Officer, reporting to the Chief Executive Officer of the Company. Your duties and responsibilities will be as designated by the Company, with an initial focus on (i) Consultant shall provide Chief Financial Officer services consisting of the following, as well as performing other related activities as directed by the CEO or his representative(s), including, but not by way of limitation:

1. Day to day accounting and reporting;

2. Complex financial analysis;

3. Responsibility for monthly financial statements (income statements, balance sheets, cash flow statements, reports for government regulatory agencies) and other related management reports;

4. Participate in the development of short and long-range goals and objectives for the Company and accounting and financial functions;

5. Lead the preparation and coordination of the budget and financial projections;

6. Working with auditors and tax advisors;

7. Tax filings;

8. Banking relations and cash management;

9. Manage the accounts payable, accounts receivable, and contract administration functions;

10. Present monthly reports to senior management regarding historical performance, auditing, budgeting, investments, information technology, asset and risk management; and,

11. Assure compliance with GAAP and government regulations, including keeping up with and assuring timely compliance with local, state, and national requirements.

Full Time Employment. The employment term will begin on February 27, 2006.

Compensation. Your compensation will be $130,000.00 a year (i.e., $10,833.34 per month, paid one-half, twice monthly consistent with the Company's payroll practices).

Additionally, your compensation will consist of an amount equal to seven per cent (7%) of your annual salary, payable on terms and conditions to be mutually defined and agreed upon within the first sixty (60) days of your employment with Company.

Finally, your package will include participation in the health and other benefit plans of the Company pursuant to their terms as may be amended by the Company from time to time. You will be entitled to two-week's paid vacation (equivalent of 10 business days) for each year of full employment.

Employment at Will. Our employment relationship is terminable at will, which means that either you or the Company may terminate your employment at any time, and for any reason or for no reason.

Confidentiality and Invention Assignment Agreement. You will be subject to the Company's Proprietary Information and Inventions Agreement, which is enclosed with this letter and must be signed and returned by you before any employment relationship will be effective.

Certain Acts. During employment with the Company, you will not do anything to compete with the Company's present or contemplated business, nor will you plan or organize any competitive business activity. You will not enter into any agreement, which conflicts with your duties or obligations to the Company. You will not during your employment or within one (1) year after it ends, without the Company's express written consent, directly or indirectly solicit or encourage any employee, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.

No Inconsistent Obligations. You represent that you are aware of no obligations legal or otherwise, inconsistent with the terms of this Agreement or with your undertaking employment with the Company. You will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. You represent and warrant that you have returned all proprietary and confidential information belonging to all prior employers.

Miscellaneous. Upon your acceptance, this letter will contain the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, term sheets, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). The terms of your employment may in the future be amended, but only by writing and which is signed by both you and, on behalf of the Company, by a duly authorized executive officer. In making this offer, we are relying on the information you have provided us about your background and experience, including any information provided us in any Employment Application that you may have submitted to us. The language in this letter will be construed as to its fair meaning and not strictly for or against either of us. The party prevailing in any dispute between us shall be awarded reasonable attorney's fees and cost from the non-prevailing party. In the event a dispute does arise, this letter, including the validity, interpretation, construction and performance of this letter, shall be governed by and construed in accordance with the substantive laws of the State of California. Jurisdiction for resolution of any disputes shall be solely in Los Angeles, California.

If these terms are acceptable, please sign in the space provided below and return this letter to us. Again, we're very excited to have you join the Company.

Yours truly,

FLUID AUDIO NETWORK, INC.

By: /s/ Justin F. Beckett
Justin F. Beckett
CEO

Agreed and Accepted:

/s/ David Williams
David Williams

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